EXHIBIT 2.3

To:	Artisan Components, Inc. (the Company)

     August 2004

Dear Sirs,

I understand that ARM Holdings plc (Parent) intends to enter into an Agreement and Plan of Merger dated as of the date hereof (as may be amended from time to time, the Merger Agreement) with the Company. This letter sets out the terms and conditions on which I will exercise the votes attached to my shares in Parent (whether held legally and/or beneficially as detailed below) to approve the Parent Proposals (both as defined in paragraph 8 of this undertaking).

Shareholdings

1.	I represent and warrant to the Company that:

(a)	I am the registered holder and beneficial owner of a total of , and the beneficial owner of , ordinary shares of 0.05p each in the capital of Parent (the Parent Shares) and that I hold these shares free of any lien, charge, option, equity, encumbrance or any other limitation or restriction, whether contractual or otherwise (including any restriction on the right to exercise the votes on or transfer the Parent Shares);

(b)	I have full power and authority to enter into this undertaking, to perform the obligations under it and to vote or to undertake (in relation to any Parent Shares or Future Parent Shares (as defined below) of which I am not both registered holder and beneficial owner) that the registered holder shall vote in favour of the Parent Proposals in respect of the Parent Shares. No consent or other action is required by any other person in order for this undertaking to be fully effective and enforceable; and

(c)	There is (i) no action, suit, proceeding, claim, arbitration or regulatory investigation against me, or to my knowledge, threatened against me, or (ii) judgment, decree or order against me (or, where appropriate, my directors or officers), that, individually or in the aggregate, would reasonably be expected to restrict or prevent in any material respect my ability to carry out my obligations pursuant to this undertaking.

Dealings

2. I undertake to the Company that before the Merger (as defined in the Merger Agreement) completes, or the Merger Agreement is terminated pursuant to its terms, I shall not:

(a)	sell, transfer, assign, exchange, charge, encumber, grant any option over or otherwise dispose of any Parent Shares or any other shares or securities in Parent issued or unconditionally allotted to me or otherwise acquired by me before then (Future Parent Shares); provided, however, that (A) I may transfer, and take all reasonably necessary action with respect to the transfer of, any Parent Shares in connection with the exercise (cashless or otherwise) of any Parent stock option in an amount that is sufficient to satisfy the payment of any transaction costs and any tax liability incurred by me in connection with that exercise, (B) I may transfer Parent Shares and Future Parent Shares to a family member or trust for estate planning purposes, provided the transferee has agreed in writing to be bound by the terms of this undertaking (including by granting a proxy as contemplated hereby) and to hold such Parent Shares or Future Parent Shares subject to all the terms and provisions of this undertaking and (C) the Parent Shares or Future Parent Shares may be transferred to a personal representatives of the deceased in the event of death of one of the undersigned;

(b)	exercise the votes attached to the Parent Shares or Future Parent Shares in favour of or consent to any Counterproposal (as defined in paragraph 8(b) below) but shall vote against and not consent to the approval of any Counterproposal;

(c)	enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

(i)	to do any of the acts referred to in paragraphs 2(a) or 2(b);

(ii)	in relation to, or operating by reference to, the Parent Shares or any Future Parent Shares; or

(iii)	which, in relation to the Parent Shares or any Future Parent Shares, would or might restrict or impede me] voting to approve the Parent Proposals,

and for the avoidance of doubt, references in this paragraph 2(c) to any agreement, arrangement or obligation includes any agreement, arrangement or obligation whether or not legally binding or subject to any condition or which is to take effect if the Merger Agreement is terminated or if this undertaking ceases to be binding or following any other event.

Undertaking to approve the Parent Proposals

3. I hereby undertake that I shall, or where I am not the registered holder of any Parent Shares or Future Parent Shares, I shall procure that the registered holder shall, vote or exercise my rights of consent with respect to any Parent Shares or Future Parent Shares to approve the Parent Proposals and any action in furtherance thereof at any meeting of the shareholders of Parent, or at any adjournment of any such meeting at which the Parent Proposals and such other actions are submitted for the consideration and vote of the shareholders of Parent.

Documentation

4.	I consent to:

(a)	the inclusion of references to me and this undertaking in the Company’s announcement of the Merger substantially in the terms set out in the attached press announcement (the Press Announcement);

(b)	particulars of this undertaking and my holdings of, and dealings in, relevant securities of Parent being included in the listing particulars and Class 1 circular to be sent to the shareholders of Parent in connection with the Parent Proposals (the Parent Proposal Documents) and any other related or ancillary document as required by the Listing Rules of the UK Listing Authority; and

(c)	this undertaking being available for inspection as required by the Listing Rules of the UK Listing Authority.

5. I shall promptly give you all information and any assistance as you may reasonably require for the preparation of the Parent Proposal Documents and all related and ancillary documents in order to comply with the requirements of the Financial Services Authority, the London Stock Exchange and any other legal or regulatory requirement or body, provided that the supply of such information is consistent with my fiduciary duties to Parent or other legal duties. I shall immediately notify you in writing of any material change in the accuracy or impact of any information previously given to you.

Secrecy

6. I shall keep secret the possibility, terms and conditions of the Parent Proposals and the existence and terms of this undertaking until the Press Announcement is released, provided that I may disclose the same to Parent and its advisers in which case I shall procure that they observe secrecy in the same terms. The obligations in this paragraph shall survive termination of this undertaking but shall not apply to any such public announcement or communication if and to the extent that is required by any applicable law, the Listing Rules, the Financial Services Authority or the requirements of London Stock Exchange plc or any other relevant regulatory authority. If I am required to disclose information in the circumstances contemplated by this paragraph 6, I will notify the Company as soon as possible so that the parties may seek appropriate means to prevent or limit such disclosure and the parties will take steps as reasonably required for that purpose.

7. I understand that the information you have given to us in relation to the Parent Proposals must be kept confidential until the Press Announcement is released or the information has otherwise become generally available. Before this time we will not base any behaviour in relation to any qualifying investments or relevant products (as defined in the Financial Services and Markets Act 2000 (the FSMA) and the Code of Market Conduct made pursuant to the FSMA) which would amount to market abuse for the purposes of section 118 of the FSMA on the information.

Interpretation

8.	In this undertaking:

(a)	the Parent Proposals means the proposals to be submitted to the shareholders of Parent to approve the following (whether submitted to Parent’s shareholders separately or part of a composite resolution):

(i) the transactions contemplated by the Merger Agreement;

(ii) the appointment of Lucio Lanza and Mark Templeton to the Board of Directors of Parent as of the Effective Time (as defined in the Merger Agreement) (or, if Mr. Lanza or Mr. Templeton is unable or unwilling to serve in that capacity (and either of them or the Company has so indicated in writing), any other individual(s) that may be reasonably acceptable to Parent and the Company;

(iii) an increase in the maximum number of Directors of Parent to sixteen at any time (in accordance with the articles of association of Parent)

(iv) an increase in the authorized ordinary share capital of Parent in an amount reasonably necessary to consummate the transactions contemplated by the Merger Agreement;

(v) an authority to allot relevant securities pursuant to section 80 of the Companies Act 1985 in the form of Parent Ordinary Shares for the purposes of the transactions contemplated by the Merger Agreement;

(vi) an exclusion of Assumed Options (as defined in the Merger Agreement) from the dilution limits in the existing Parent share plans or arrangements;

(vii) an increase in the maximum number of Directors of Parent to sixteen at any time;

(viii) the delivery of notices of the meetings of the Board of Directors of Parent to Directors residing outside the United Kingdom; and

(ix) the provision to the holders of Parent ADRs (as defined in the Merger Agreement) of substantially the same rights as holders of Parent Ordinary Shares.

(b)	Counterproposal means any proposal, arrangement, agreement or transaction inconsistent with the Parent Proposals such that I am unable to exercise the votes attached to the shares or securities referred to in paragraph 2(a) above in favour of the Parent Proposals or which would in any way restrict, limit or interfere with the performance of my obligations under this undertaking or the transactions contemplated to be performed hereunder or under the Merger Agreement.

Power of Attorney

9. In order to secure the performance of my obligations under this undertaking, I appoint any director of the Company as my attorney to execute any form of proxy required by the Company appointing any person nominated by the Company to attend and vote on any resolution or resolutions necessary or desirable to approve the Parent Proposals at a general meeting of Parent.

10. I agree that this power of attorney is given by way of security and is irrevocable in accordance with section 4 Powers of Attorney Act 1971 until the Merger completes or the Merger Agreement is terminated pursuant to its terms.

Specific Performance

11. I agree that, if I fail to approve the Parent Proposals in accordance with this undertaking or breach any of my obligations, damages would not be an adequate remedy and accordingly the Company shall be entitled to the remedy of specific performance.

Successors and Assignees

12. This undertaking shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assignees; provided that, except as specifically provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this undertaking without the consent of the other parties, except that the Company may transfer or assign its rights and obligations to any Affiliate of the Company without my consent. I agree that this undertaking and my obligations pursuant to it shall attach to the Parent Shares and any Future Parent Shares and shall be binding upon any person to which legal or beneficial ownership of those Parent Shares or Future Parent Shares shall pass, whether by operation of law or otherwise.

Severance

13. Each of the provisions of this undertaking is severable. If any such provision is held to be or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction:

(a)	so far as it is illegal, invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in this undertaking but it shall not affect or impair the legality, validity or enforceability of any other provisions of this undertaking; and

(b)	the parties shall use all reasonable endeavours to replace it with a valid and enforceable substitute provision or provisions but differing from the replaced provision as little as possible and the effect of which is as close to the intended effect of the illegal, invalid or unenforceable provision.

Directors and Officers

14. Notwithstanding any provision of this undertaking to the contrary, nothing in this undertaking shall limit or restrict me from acting in my capacity as a director or officer of the Company (it being understood that this undertaking shall apply to me solely in my capacity as a shareholder of Parent) or voting in my sole discretion on any matter other than those matters referred to in paragraph 3.

Entire Agreement

15. This undertaking sets out the entire agreement and understanding between the parties with respect to the subject matter of it. Neither party has relied on or has been induced to enter into this undertaking in reliance on any representation, warranty or undertaking which is not expressly set out or referred to in this undertaking. Liability for, or any remedy in respect of, fraudulent misrepresentation is not excluded.

Governing Law

16. This undertaking shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.

SIGNED and DELIVERED as a DEED

Yours faithfully,

Signature:

Name:	Sir Robin Saxby

in the presence of:

Signature of witness:

Name:

Address:

SIGNED and DELIVERED as a DEED

Yours faithfully,

Signature:

Name:	Warren East

in the presence of:

Signature of witness:

Name:

Address:

SIGNED and DELIVERED as a DEED

Yours faithfully,

Signature:

Name:	Tim Score

in the presence of:

Signature of witness:

Name:

Address:

SIGNED and DELIVERED as a DEED

Yours faithfully,

Signature:

Name:	Tudor Brown

in the presence of:

Signature of witness:

Name:

Address:

SIGNED and DELIVERED as a DEED

Yours faithfully,

Signature:

Name:	Mike Inglis

in the presence of:

Signature of witness:

Name:

Address:

SIGNED and DELIVERED as a DEED

Yours faithfully,

Signature:

Name:	Michael Muller

in the presence of:

Signature of witness:

Name:

Address:

SIGNED and DELIVERED as a DEED

Yours faithfully,

Signature:

Name:	Peter Cawdron

in the presence of:

Signature of witness:

Name:

Address:

SIGNED and DELIVERED as a DEED

Yours faithfully,

Signature:

Name:	Doug Dunn

in the presence of:

Signature of witness:

Name:

Address:

SIGNED and DELIVERED as a DEED

Yours faithfully,

Signature:

Name:	John Scarisbrick

in the presence of:

Signature of witness:

Name:

Address: